CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Notes	$2,000,000,000	$111,600.00

PROSPECTUS Dated January 23, 2009	Pricing Supplement Number: 4923 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated January 23, 2009	Dated May 6, 2009 Registration Statement: No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

This debt is not guaranteed under the Federal Deposit Insurance Corporations Temporary Liquidity Guarantee Program. The notes offered hereby are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Investing in these Notes involves risks. See "Risk Factors" in Item 1A of our Quarterly Report on Form 10-Q and our Annual Report on Form 10-K both filed with the Securities and Exchange Commission.

Issuer:	General Electric Capital Corporation
Ratings:	Aa2 (stable) / AA+ (stable)
Trade Date:	May 6, 2009
Settlement Date (Original Issue Date):	May 13, 2009
Maturity Date:	May 13, 2014
Principal Amount:	US $2,000,000,000
Price to Public (Issue Price):	99.889%
Agents Commission:	0.325%
All-in Price:	99.564%
Net Proceeds to Issuer:	US $1,991,280,000
Treasury Benchmark:	1.875% due April 30, 2014
Treasury Yield:	2.051%
Spread to Treasury Benchmark:	Plus 3.875%
Reoffer Yield:	5.926%
Interest Rate Per Annum:	5.900%
Interest Payment Dates:	Semi-annually on the 13th day of each May and November, commencing November 13, 2009 and ending on the Maturity Date

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Filed Pursuant to Rule 424(b)(3)
Dated May 6, 2009
Registration Statement: No. 333-156929

Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None
CUSIP:	36962G4C5
ISIN:	US36962G4C58
Common Code:	042844845

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.889% of the aggregate principal amount less an underwriting discount equal to 0.325% of the principal amount of the Notes.

Institution Lead Managers:	Commitment

Barclays Capital Inc.	$380,000,000
Credit Suisse Securities (USA) LLC	$380,000,000
Goldman, Sachs & Co.	$380,000,000
HSBC Securities (USA) Inc.	$380,000,000
Morgan Stanley & Co. Incorporated	$380,000,000

Co-Managers:
Blaylock Robert Van, LLC	$20,000,000
CastleOak Securities, L.P.	$20,000,000
Samuel Ramirez & Co., Inc.	$20,000,000
Utendahl Capital Group, LLC	$20,000,000
The Williams Capital Group, L.P.	$20,000,000

Total	$2,000,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

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Filed Pursuant to Rule 424(b)(3)
Dated May 6, 2009
Registration Statement: No. 333-156929

Additional Information

General

At the quarter ended March 31, 2009, we had outstanding indebtedness totaling $489.177 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2009, excluding subordinated notes and debentures payable after one year, was equal to $479.681 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months Ended
2004	2005	2006	2007	2008	March 31, 2009
1.82	1.66	1.63	1.56	1.24	0.97

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which is considered to be representative of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.